EXHIBIT 99.1

NEWS
NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Phone: 281-276-6100 Fax: 281-491-2092

NOBLE CORPORATION OUTLINES
SUCCESSION PLAN
SUGAR LAND, Texas, April 27, 2006 — It was announced today that James C. Day, Chairman and Chief Executive officer of Noble Corporation, will retire effective April 30, 2007. This announcement is consistent with a long standing succession planning process within Noble Corporation. Mr. Day will retire from the Board and the Company after 30 years of service, 24 of which he has served as Chief Executive Officer.
     It is the intent of the Board of Directors to name Mark A. Jackson as Chief Executive Officer after Mr. Day’s retirement.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 62 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two new F&G JU-2000E enhanced premium jackups, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in first quarter of 2008. As previously announced, these units have been contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also
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provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
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NC — 374
04/27/06
For additional information, contact:
Mark A. Jackson, President and Chief Operating Officer
Noble Corporation, 281-276-6100